Exhibit 99.2

Tower Group International, Ltd.

Consolidated Balance Sheet

(Unaudited)

($ in thousands, except par value and share amounts)	June 30, 2013
Assets
Investments—Tower
Available-for-sale investments, at fair value:
Fixed-maturity securities (amortized cost of $1,980,652)	$2,035,770
Equity securities (cost of $127,598)	134,650
Short-term investments (cost of $13,415)	13,379
Other invested assets	77,038
Investments—Reciprocal Exchanges
Available-for-sale investments, at fair value:
Fixed-maturity securities (amortized cost of $248,755)	253,775
Equity securities (cost of $2,751)	2,750

Total investments	2,517,362
Cash and cash equivalents (includes $12,744 relating to Reciprocal Exchanges)	108,535
Investment income receivable (includes $2,609 relating to Reciprocal Exchanges)	26,182
Investment in unconsolidated affiliate	76,196
Premiums receivable (includes $45,385 relating to Reciprocal Exchanges)	392,433
Reinsurance recoverable on paid losses (includes $6,556 relating to Reciprocal Exchanges)	27,333
Reinsurance recoverable on unpaid losses (includes $24,156 relating to Reciprocal Exchanges)	690,069
Prepaid reinsurance premiums (includes $19,988 relating to Reciprocal Exchanges)	126,159
Deferred acquisition costs, net (includes $9,912 relating to Reciprocal Exchanges)	192,887
Intangible assets (includes $6,596 relating to Reciprocal Exchanges)	99,507
Goodwill	55,540
Funds held by reinsured companies	890,186
Other assets (includes $1,687 relating to Reciprocal Exchanges)	465,398

Total assets	$5,667,787

Liabilities
Loss and loss adjustment expenses (includes $118,522 relating to Reciprocal Exchanges)	$2,552,351
Unearned premium (includes $102,492 relating to Reciprocal Exchanges)	998,624
Reinsurance balances payable (includes $7,266 relating to Reciprocal Exchanges)	46,442
Funds held under reinsurance agreements (includes $0 relating to Reciprocal Exchanges)	657,275
Other liabilities (includes $10,851 relating to Reciprocal Exchanges)	350,838
Deferred income taxes (includes $19,818 relating to Reciprocal Exchanges)	19,818
Debt	451,224

Total liabilities	5,076,572
Contingencies	—
Shareholders’ equity
Common stock ($0.01 par value; 100,000,000 shares authorized, 57,437,157 shares issued, and 57,429,099 shares outstanding)	574
Treasury stock (8,058 shares)	(17)
Paid-in-capital	812,547
Accumulated other comprehensive income	9,422
Retained earnings (accumulated deficit)	(242,978)

Tower Group International, Ltd. shareholders’ equity	579,548

Noncontrolling interests	11,667

Total shareholders’ equity	591,215

Total liabilities and shareholders’ equity	$5,667,787

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

Note 1—Nature of Business

Tower Group International, Ltd. (the “Company” or “Tower”) offers a broad range of commercial, specialty and personal property and casualty insurance products and services through its subsidiaries to businesses and to individuals. On March 13, 2013, the Company and Tower Group, Inc. (“TGI”) completed a merger transaction under which the company, formerly known as Canopius Holdings Bermuda Limited (“Canopius Bermuda”), was re-named Tower Group International, Ltd. and became the ultimate parent company (the “Merger Transaction”). The Company’s common shares are publicly traded on the NASDAQ Global Select Market under the symbol “TWGP”, which was also the symbol of TGI common shares on that exchange prior to the Merger Transaction.

Significant Business Developments and Risks and Uncertainties

Loss reserves recognized in the June 30, 2013, balance sheet reflect a cumulative reserve charge of approximately $365 million relating to reserve strengthening associated with losses from prior accident years. This adverse loss development arose primarily from accident years 2008-2011 within the workers’ compensation, commercial multi-peril liability (“CMP”), other liability and commercial auto liability lines of business. In the second quarter of 2013, the Company performed a comprehensive update to its internal reserve study in response to continued observance in the second quarter of 2013 of higher than expected reported loss development. In conjunction with its comprehensive internal review, the Company also retained its consulting actuary to perform an independent reserve study covering lines of business comprising over 90% of the Company’s loss reserves. Since 2010, the Company has changed the mix of business by reducing the amount of program and middle market workers’ compensation and liability business that it underwrites.

The reserve strengthening was viewed by the Company as an event or circumstances that required the Company to perform a detailed quantitative analysis of whether its recorded goodwill was impaired. After performing the quantitative analysis, it was determined that $214.0 million of goodwill, which represents all of the goodwill allocated to the Commercial Insurance reporting unit, was impaired. Accordingly, the consolidated balance sheet includes a non-cash charge of $214.0 million associated with the write-down of goodwill.

As a result of the reserve strengthening, the Company is expecting its U.S. based operations to have a pre-tax loss for 2013, which would result in a three-year cumulative loss position on its U.S. subsidiaries. After considering this negative evidence and uncertainty regarding the Company’s ability to generate sufficient future taxable income in the United States, the Company concluded that it should not recognize any net deferred tax assets (comprised principally of net operating loss carryforwards). The Company has, therefore provided a valuation allowance against its deferred tax asset at June 30, 3013.

Reinsurance Agreements

On October 1, 2013, Tower announced that it entered into agreements with three reinsurers, Arch Reinsurance Ltd. (“Arch”), Hannover Re (Ireland) Plc. (“Hannover”) and Southport Re (Cayman), Ltd. (“Southport Re”).These agreements provided for surplus enhancement and improved certain financial leverage ratios, while increasing the Company’s financial flexibility. The agreements with Arch and Hannover each consist of one reinsurance agreement while the arrangement with Southport Re consists of several reinsurance agreements. Each of these is described below.

The first agreement was between Tower Insurance Company of New York (“TICNY”) on its behalf and on behalf of each of its pool participants and Arch. Under this multi-line quota share agreement, TICNY will cede 17.5% on a quota share of certain commercial automobile liability, commercial multi-peril property, commercial multi-peril liability and brokerage other liability (mono line liability) businesses. The agreement covers losses occurring on or after July 1, 2013 for policies in-force as at June 30, 2013 and policies written or renewed from July 1, 2013 to December 31, 2013. The agreement has a special termination clause whereby either party may terminate the agreement upon the occurrence of certain circumstances, including an A.M. Best financial strength rating downgrade to below A-. As noted below, A.M. Best downgraded Tower’s financial strength rating to B++. Neither party has provided written notice to terminate the agreement.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

The second agreement was between TICNY, on its behalf and on behalf of each of its pool participants, and Hannover. Under this multi-line quota share agreement, TICNY will cede 14% on a quota share of certain brokerage commercial automobile liability, brokerage commercial multi-peril property, brokerage commercial multi-peril liability, brokerage other liability (mono line liability) and brokerage workers’ compensation businesses. The agreement covers losses occurring on or after July 1, 2013 for policies in-force as at June 30, 2013 and policies written or renewed from July 1, 2013 to December 31, 2013. The agreement has a special termination clause whereby either party may terminate the agreement upon the occurrence of certain circumstances, including an A.M. Best financial strength rating downgrade to below A-. As noted below, A.M. Best downgraded Tower’s financial strength rating to B++. Neither party has provided written notice to terminate the agreement.

The third reinsurance arrangement with Southport Re consisted of two separate reinsurance agreements with TICNY, on its behalf and on behalf of each of its pool participants, and a third reinsurance agreement with Tower Reinsurance, Ltd. (“TRL”). Under the first of the agreements with TICNY, TICNY ceded to Southport Re a 30% quota share of its workers’ compensation and employer’s liability business. The agreement covers losses occurring on or after July 1, 2013 for policies in force at June 30, 2013 and policies written or renewed during the term of the agreement. Under the second of these agreements with TICNY, an aggregate excess of loss agreement, Southport Re assumed a portion of the losses incurred by TICNY on its workers’ compensation and employer’s liability business between January 1, 2011 and May 31, 2013, but paid by TICNY on or after June 1, 2013. Finally, TRL, a wholly-owned Bermuda-domiciled reinsurance subsidiary of Tower, also entered into an aggregate excess of loss agreement with Southport Re, in which Southport Re assumed a portion of the losses incurred by TRL on its assumed workers’ compensation and employer’s liability business between January 1, 2011 and May 31, 2013, but paid by TRL on or after June 1, 2013. The agreement has a special termination clause whereby either party may terminate the agreement upon the occurrence of certain circumstances, including an A.M. Best financial strength rating downgrade to below A-. As noted below, A.M. Best downgraded Tower’s financial strength rating to B++. Neither party has provided written notice to terminate the agreement.

A.M. Best, Fitch and Demotech Downgrade the Company’s Financial Strength and Issuer Credit Ratings

On October 7, 2013, Fitch Ratings (“Fitch”), downgraded Tower’s Issuer Default Rating from “BBB” to “B” and Tower’s insurance subsidiaries’ Insurer Financial Strength ratings from “A-” to “BB”. The ratings will continue to remain on negative watch until, at the earliest, the completion of Tower’s exploration of strategic alternatives.

On October 8, 2013, A.M. Best Company (“A.M. Best”), lowered Tower’s issuer credit, as well as its financial strength ratings, from “A-” (Excellent) to “B++” (Good). The ratings remain under review with negative implications pending further discussions between A.M. Best and Tower’s management.

On October 7, 2013, Demotech, Inc. (“Demotech”) lowered its rating on TICNY and three other U.S. based insurance subsidiaries (Kodiak Insurance Company, Massachusetts Homeland Insurance Company and York Insurance Company of Maine) from A’ (A prime) to A (A exceptional). In addition, Demotech removed its previous A’ (A prime) rating on six other U.S. based insurance subsidiaries (CastlePoint Florida Insurance Company, CastlePoint Insurance Company, CastlePoint National Insurance Company, Hermitage Insurance Company, North East Insurance Company and Preserver Insurance Company). Demotech also affirmed its A ratings on Adirondack Insurance Exchange, New Jersey Skylands Insurance Exchange, New Jersey Skylands Insurance Company and Mountain Valley Indemnity Company.

Management expects these rating actions to result in a decrease in the amount of premiums the Company is able to write in its Commercial Insurance segment and its Specialty Insurance and Reinsurance segment. The net written premiums in the Commercial Insurance segment were $169.1 million and $343.6 million for the three and six months ended June 30, 2013. The net written premiums in the Specialty Insurance and Reinsurance segment were $103.7 million and $306.6 million for the three and six months ended June 30, 2013. Business written through certain program underwriting agents requires an A.M. Best rating of A- or greater. The Company is currently unable to make an estimate of the financial effect to the Company as a result of the A.M. Best, Fitch and Demotech downgrades.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

In addition, one of Tower’s ceding companies requested as a result of contractual provisions that $26.3 million of additional collateral be provided to support the recoverability of their reinsurance receivable from Tower. The $26.3 million was funded in October 2013. Tower’s U.S. Based Insurance subsidiaries are also required to post collateral for various statutory purposes, and such requests are received from time to time from various regulatory authorities.

Statutory Capital

The Company is required to maintain minimum capital and surplus for each of its insurance subsidiaries. U.S. based insurance companies are required to maintain capital and surplus above Company Action Level, which is a calculated capital and surplus number using a risk-based formula adopted by the state insurance regulators. The basis for this formula is the National Association of Insurance Commissioners’ (“NAIC’s”) risk-based capital (“RBC”) system and is designed to measure the adequacy of a U.S. regulated insurer’s statutory capital and surplus compared to risks inherent in its business. If an insurance entity falls into Company Action Level, its management is required to submit a comprehensive financial plan that identifies the conditions that contributed to the financial condition. This plan must contain proposals to correct the financial problems and provide projections of the financial condition, both with and without the proposed corrections. The plan must also outline the key assumptions underlying the projections and identify the quality of, and problems associated with, the underlying business. Depending on the level of actual capital and surplus in comparison to the Company Action Level, the state insurance regulators could increase their regulatory oversight, restrict the placement of new business, or place the company under regulatory control. Bermuda based insurance entities minimum capital and surplus requirements are calculated from a solvency formula prescribed by the Bermuda Monetary Authority (the “BMA”).

As of June 30, 2013, Tower Reinsurance, Ltd. (“TRL”), one the Company’s two Bermuda-based reinsurers had capital and surplus that did not meet the minimum capital and surplus requirements of the BMA.

The Company has discussed with the BMA its intention to combine a substantial portion of the business and the capital of CastlePoint Reinsurance Company (“CastlePoint Re”), the Company’s other Bermuda based reinsurer, with TRL. Through this combination, management believes that the combined entity’s capital would meet the minimum capital and surplus thresholds determined by the BMA. The Company is currently developing this plan and expects to deliver this plan to its Bermuda regulators in November 2013. The Company cannot provide assurance that it will be successful in pursuing this alternative. Should the business combination not be approved, TRL would be operating at a capital level that is below the regulatory minimums as designated by the BMA. As such, TRL could be subject to significant additional regulatory oversight or, in the event that such oversight did not satisfy the BMA, placed into liquidation.

Tower has in place several intercompany reinsurance transactions between its U.S. based insurance subsidiaries and its Bermuda based insurance subsidiaries. The U.S. based insurance subsidiaries have historically reinsured on a quota share basis obligations to CastlePoint Re, the Company’s other Bermuda based reinsurer. The 2013 obligations that CastlePoint Re assumes from the U.S. based insurance subsidiaries are then retroceded to TRL. In addition, CastlePoint Re also entered into a loss portfolio transaction with TRL where its reserves associated with the U.S. insurance subsidiary business for underwriting years prior to 2013 were all transferred to TRL. Therefore, TRL recorded $175 million of reserve strengthening on its balance sheet as of June 30, 2013 and, consequently, the financial result of such development was a reduction in the capital of TRL to $8.3 million at June 30, 2013. In addition TRL is required to collateralize the additional $175 million of assumed reserves in a trust for the benefit of TICNY, the lead pool company of the U.S. insurance companies. TRL had unencumbered liquid assets of $96 million at June 30, 2013, and during October of 2013, TRL commuted two reinsurance treaties which provided an additional $79 million in unencumbered assets.

The funding of the trust to support TICNY’s reinsurance recoverable has not yet occurred and requires approval by the Company’s Bermuda regulator (the “BMA”). The Company cannot currently provide assurance that it will be successful in finalizing the business combination or in funding the trust. If the trust funding is not approved, 1) the statutory capital of TICNY would be at a level that could result in the New York Department of Financial Services placing TICNY under regulatory control; and 2) Tower Group, Inc. could violate the revised debt covenants of the bank credit facility at December 31, 2013, which violation, if not waived, would result in a cross default of our convertible notes. Statutory capital and surplus would be further reduced by whatever amounts are due from CastlePoint Re or from TRL that are not supported by assets held in trust. At June 30, 2013, all other U.S. based Insurance subsidiaries maintained capital and surplus above company action level.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

Liquidity

The Company’s U.S. holding company parent, Tower Group, Inc. (“TGI”), is the obligor under the bank credit facility ($70 million outstanding as of June 30,2013) and the Convertible Senior Notes (“Notes”) due September 2014 ($150 million par amount outstanding as of June 30,2013). The indebtedness of TGI is guaranteed by Tower Group International, Ltd. (“TGIL”)

TGI amended its credit facility on October 11, 2013, and agreed to several restrictions under the credit facility, including:

•	To not enter into any new borrowings under the credit facility;

•	To pledge to the lending banks any proceeds of new capital raises by TGI or TGIL until such time as the credit facility is paid in full;

•	To pledge to the lending banks proceeds from any sales of assets occurring at TGI; and

•	To submit to regulatory authorities, as appropriate, a request for approval to pledge the capital stock of the U.S. based and Bermuda based insurance subsidiaries.

In addition, the following financial covenants are included in the credit facility:

•	Minimum Consolidated Net Worth is the greater of $553,400,000 or 90 % of Consolidated Net Worth as of June 30, 2013; this covenant increases by 90% of any new capital plus 50% of Net Income above $20,000,000;

•	Debt to capitalization ratio limit of 46%;

•	Minimum risk based capital ratio of 175% at December 31, 2013 for Tower Insurance Company of New York and any other insurance subsidiary that exceeds 10% of the consolidated statutory surplus of all insurances subsidiaries;

•	Bermuda enhanced minimum capital requirement of 150% for CastlePoint Re at December 31, 2013 and 110% for TRL;

•	Minimum statutory surplus for all insurance companies of the greater of $419,000,000 or 85% of Combined Surplus at June 30, 2013; and

•	Auditor’s annual report shall not be subject to any “going concern” or like qualification or exception.

The credit facility matures on May 30, 2014, at which point any unpaid balance becomes due.

The Company is evaluating potential opportunities to raise additional capital in private sales transactions as well as through other strategic alternatives currently being considered by TGIL’s Board of Directors, and intends to liquidate certain investments at TGI to repay the credit facility. Should the Company default on the credit facility and should such default not be waived by the credit banks, it would cause an acceleration of the maturity of the Notes, and such notes would become due concurrently with the unpaid balance on the credit facility.

The Company’s plan to repay the Notes includes a combination of using proceeds from the sale of assets held at TGI as well as using proceeds generated by future strategic alternatives being evaluated by TGIL’s Board of Directors, and to the extent necessary, issuing debt and/or equity securities to pay down the principal of the Notes. To the extent that such asset sales and debt securities issuances are not executed or are not successful, the Company may seek to sell certain of its operating assets to satisfy this obligation. The Company cannot currently provide assurance that it will be successful in finalizing the liquidation of the assets held at TGI, issuing new debt and/or equity securities or selling certain of its operating assets.

As of June 30, 2013, there are $235 million of subordinated debentures outstanding. The subordinated debentures do not have financial covenants that would cause an acceleration of their stated maturities. The earliest stated maturity date is on a $10 million debenture, with a stated maturity in May 2033. The Company has the ability to defer interest payments on its subordinated debentures for up to twenty quarters.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

There are currently no commitments or assurances to raise additional capital, execute on any strategic alternatives or to liquidate certain investments at prices sufficient to liquidate the credit facility. In addition, there can be no guarantees that the Company will be able to remedy current statutory capital deficiencies in certain insurance subsidiaries or maintain adequate levels of statutory capital in the future. Consequently, there is substantial doubt about the Company’s ability to continue as a going concern. Should the Company no longer continue to support its capital or liquidity needs, or should the Company be unable to successfully execute the above mentioned initiatives, the above items would have a material adverse effect on its business, results of operations and financial position.

The Company and certain of its senior officers have been named as defendants in several class action lawsuits instituted against them by certain shareholders.

Note 2—Goodwill and Intangible Assets

Goodwill is calculated as the excess of purchase price over the net fair value of assets acquired. Under GAAP, the Company is required to allocate goodwill to each of its reporting units. On March 13, 2013, the Company recorded $28.1 million of goodwill in connection with the Merger Transaction (See “Note 3 – Merger Transaction”), which was mainly derived from synergies and economies of scale expected to result from the combined operations of the Company. Management allocated the goodwill recognized in the Merger Transaction to the Commercial Insurance reporting unit.

2013 Reorganization

In the second quarter of 2013, the Company changed the way it presents its results by segment. Following the reorganization, based on information regularly reviewed by the Company’s chief operating decision maker, the Company concluded it had three reporting units corresponding to it each of the business segments: (i) Commercial Insurance, (ii) Specialty Insurance and Reinsurance and (iii) Personal Insurance.

In accordance with GAAP, when an entity reorganizes its reporting structure in a manner that changes the composition of one or more of its reporting units, the entity reassigns goodwill to the affected reporting units by using a relative fair value allocation approach.

Goodwill Impairment Testing and Charge

The Company tests goodwill balances for impairment annually in the fourth quarter of each year using a September 30 measurement date, or more frequently if circumstances indicate that the value of goodwill may be impaired. Goodwill impairment is performed at the reporting unit level and the test requires a two-step process. In performing Step 1 of the impairment test, management compared the estimated fair values of the applicable reporting units to their aggregate carrying values, including goodwill. If the carrying amount of a reporting unit including goodwill were to exceed the fair value of the reporting unit, Step 2 of the goodwill impairment would be performed. Step 2 of the goodwill impairment test requires comparing the implied fair value of the affected reporting unit’s goodwill against the carrying value of that goodwill.

In its 2012 annual impairment test, management determined that a greater risk of future impairment existed for the Commercial Insurance reporting unit. During the second quarter of 2013, management concluded an impairment test was required as a result of (i) the significant prior years’ loss reserves incurred, and related consequences, and (ii) the 2013 reorganization.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

In conducting the goodwill impairment analysis as of June 30, 2013, the Company tested the reporting units prior to the reorganization as required by GAAP. The Company estimated each of the reporting units’ fair values using a market multiple approach based on tangible book values. Historically, the Company also utilized market multiple approaches based on (i) book value, (ii) estimates of projected results for future periods, and (iii) a valuation technique using discounted cash flows. However, based upon the significance of the loss reserve charge recorded in the second quarter of 2013, the reduction to Tower’s insurance subsidiaries’ capital and surplus levels, and other matters summarized in “Note 1- Nature of Business,” management concluded a multiple of tangible book value was most indicative of a price a market participant would pay for the reporting units.

Step 1 of the impairment test indicated the Commercial Insurance unit’s carrying value exceeded its fair value and the Personal Insurance unit’s fair value exceeded its carrying value.

Accordingly, the Company performed a Step 2 impairment test on the Commercial Insurance reporting unit. Based on the results, the Company recorded a non-cash goodwill impairment charge of $214.0 million to write-down all of the goodwill in the Commercial Insurance reporting unit as of June 30, 2013.

The following table reflects the changes to goodwill during 2013 and is presented using the reporting units prior to the reorganization.

	Commercial	Personal
($ in thousands)	Insurance	Insurance	Total
Balance, January 1, 2013	$185,918	$55,540	$241,458
Goodwill from Merger Transaction	28,131	—	28,131
Goodwill impairment	(214,049)	—	(214,049)

Total, June 30, 2013	$—	$55,540	$55,540

As of June 30, 2013, all remaining goodwill is in the Personal Insurance reporting unit. Subsequent goodwill assessments could result in personal lines goodwill impairment due to the impact of a volatile financial impact on earnings, changes in liquidity and market capitalizations, or other unfavorable events.

Intangible Assets

The intangible assets consist of finite life and indefinite life assets. Finite life intangible assets include customer relationships and trademarks. Insurance company licenses and management contracts are considered indefinite life intangible assets subject to annual impairment testing. Management assessed the carrying value of its intangible assets as of June 30, 2013, and concluded an impairment charge of $3.8 million was required to reduce its customer relationship intangible assets.

Note 3—Variable Interest Entities (“VIEs”)

Through its management companies, Tower is the attorney-in-fact for the Reciprocal Exchanges and has the ability to direct their activities. The Reciprocal Exchanges are policyholder-owned insurance carriers organized as unincorporated associations. Each policyholder insured by the Reciprocal Exchanges shares risk with the other policyholders.

In the event of dissolution, policyholders would share any residual unassigned surplus in the same proportion as the amount of insurance purchased but are not subject to assessment for any deficit in unassigned surplus of the Reciprocal Exchanges. Tower receives management fee income for the services provided to the Reciprocal Exchanges. The assets of the Reciprocal Exchanges can be used only to settle the obligations of the Reciprocal Exchanges and general creditors to their liabilities have no recourse to Tower as the primary beneficiary.

In addition, Tower holds the surplus notes issued by the Reciprocal Exchanges when they were originally capitalized. The obligation to repay principal and interest on the surplus notes is subordinated to the Reciprocal Exchanges’ other liabilities including obligations to policyholders and claimants for benefits under insurance policies. Principal and interest on the surplus notes are payable only with regulatory approval. The Company has no ownership interest in the Reciprocal Exchanges.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

The Company determined that each of the Reciprocal Exchanges qualifies as a VIE and that the Company is the primary beneficiary as it has both the power to direct the activities of the Reciprocal Exchanges that most significantly impact their economic performance and the risk of economic loss through its ownership of the surplus notes. Accordingly, the Company consolidates these Reciprocal Exchanges and eliminates all intercompany balances and transactions with Tower.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

Note 4—Investments

The cost or amortized cost and fair value of the Company’s investments in fixed maturity and equity securities, gross unrealized gains and losses, and other-than-temporary impairment losses (“OTTI”) as of June 30, 2013 are summarized as follows:

	Cost or	Gross	Gross		Unrealized
	Amortized	Unrealized	Unrealized	Fair	OTTI
($ in thousands)	Cost	Gains	Losses	Value	Losses
June 30, 2013
U.S. Treasury securities	$390,003	$1,024	$(5,780)	$385,247	$—
U.S. Agency securities	104,099	2,189	(965)	105,323	—
Municipal bonds	568,991	24,132	(5,732)	587,391	(71)
Corporate and other bonds
Finance	246,779	14,594	(4,240)	257,133	—
Industrial	406,976	13,171	(5,675)	414,472	—
Utilities	58,368	2,078	(2,152)	58,294	(203)
Commercial mortgage-backed securities	217,531	21,439	(2,351)	236,619	(604)
Residential mortgage-backed securities
Agency backed securities	161,783	4,891	(1,614)	165,060	—
Non-agency backed securities	35,583	4,059	(30)	39,612	(6)
Asset-backed securities	39,294	1,102	(2)	40,394	—

Total fixed-maturity securities	2,229,407	88,679	(28,541)	2,289,545	(884)
Preferred stocks, principally financial sector	21,584	188	(1,137)	20,635	—
Common stocks, principally financial and industrial sectors	108,765	8,463	(463)	116,765	—
Short-term investments	13,415	—	(36)	13,379	—

Total, June 30, 2013	$2,373,171	$97,330	$(30,177)	$2,440,324	$(884)

Tower	$2,121,665	$87,920	$(25,786)	$2,183,799	$(884)
Reciprocal Exchanges	251,506	9,410	(4,391)	256,525	—

Total, June 30, 2013	$2,373,171	$97,330	$(30,177)	$2,440,324	$(884)

In accordance with Lloyd’s operating guidelines, the Company deposits funds at Lloyd’s to support underwriting operations. These funds are available only to fund claims obligations. These restricted assets consisted of approximately $32 million of cash and cash equivalents as of June 30, 2013. In addition, the Company had $457.3 million of cash and cash equivalents and investments as of June 30, 2013 held by counterparties as collateral or in trusts to support letters of credit issued on the Company’s behalf, reinsurance liabilities on certain assumed reinsurance treaties, collateral posted for certain leases and other purposes. The Company also deposits funds with various state and governmental authorities in the U.S.

Unrealized Losses

There are 668 securities at June 30, 2013, including fixed maturities and equity securities, which account for the gross unrealized loss, none of which is deemed by management to be OTTI. Temporary losses on corporate and other bonds result from purchases made in a lower yield spread environment. In addition, there have been some ratings downgrades on certain of these securities. After analyzing the credit quality, balance sheet strength and company outlook, management believes these securities will recover in value. To the extent projected cash flows on structured securities change adversely, they would be considered OTTI, and an impairment loss would be recognized in the current period. Management considered all relevant factors, including expected recoverability of cash flows, in assessing whether a loss was other-than-temporary. The Company does not intend to sell these fixed maturity securities, and it is not more likely than not that these securities will be sold before recovering their cost basis.

For all fixed-maturity securities in an unrealized loss position at June 30, 2013, the Company has received all contractual interest payments (and principal if applicable). Based on the continuing receipt of cash flow and the foregoing analyses, management expects continued timely payments of principal and interest and considers the losses to be temporary.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

The unrealized loss position associated with the fixed-maturity portfolio was $28.5 million as of June 30, 2013, consisting primarily of corporate bonds and mortgage-backed securities of $16.1 million. The total fixed-maturity portfolio of gross unrealized losses included 644 securities which were, in aggregate, approximately 3.0% below amortized cost. Of the 644 fixed maturity investments identified, 27 have been in an unrealized loss position for more than 12 months. The total unrealized loss on these investments at June 30, 2013 was $0.10 million. Management does not consider these investments to be other-than-temporarily impaired.

For common stocks, there were 17 securities in a loss position at June 30, 2013 totaling $0.5 million. Management evaluated the financial condition of the common stock issuers, the severity and duration of the impairment, and the Company’s ability and intent to hold to recovery. The evaluation consisted of a detailed review, including but not limited to some or all of the following factors for each security: the current S&P rating, analysts’ reports, past earnings trends and analysts’ earnings expectations for the next 12 months, liquidity, near-term financing risk, and whether the company was currently paying dividends on its equity securities. Management does not consider these investments to be other-than-temporarily impaired.

The following table presents information regarding invested assets that were in an unrealized loss position at June 30, 2013 by amount of time in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Aggregate	Unrealized
($ in thousands)	Value	Losses	Value	Losses	Fair Value	Losses
June 30, 2013
U.S. Treasury securities	$318,415	$(5,780)	$—	$—	$318,415	$(5,780)
U.S. Agency securities	32,802	(965)	—	—	32,802	(965)
Municipal bonds	151,394	(5,688)	218	(44)	151,612	(5,732)
Corporate and other bonds
Finance	76,192	(4,240)	—	—	76,192	(4,240)
Industrial	188,193	(5,635)	1,184	(40)	189,377	(5,675)
Utilities	42,328	(2,152)	—	—	42,328	(2,152)
Commercial mortgage-backed securities	50,984	(2,351)	—	—	50,984	(2,351)
Residential mortgage-backed securities
Agency backed	54,462	(1,613)	229	(1)	54,691	(1,614)
Non-agency backed	639	(16)	199	(14)	838	(30)
Asset-backed securities	2,507	(2)	—	—	2,507	(2)

Total fixed-maturity securities	917,916	(28,442)	1,830	(99)	919,746	(28,541)
Preferred stocks	9,802	(821)	6,089	(316)	15,891	(1,137)
Common stocks	44,338	(463)	—	—	44,338	(463)
Short-term investments	11,379	(36)	—	—	11,379	(36)

Total, June 30, 2013	$983,435	$(29,762)	$7,919	$(415)	$991,354	$(30,177)

Tower	$875,960	$(25,386)	$7,553	$(400)	$883,513	$(25,786)
Reciprocal Exchanges	107,475	(4,376)	366	(15)	107,841	(4,391)

Total, June 30, 2013	$983,435	$(29,762)	$7,919	$(415)	$991,354	$(30,177)

Management evaluated the severity of the impairment in relation to the carrying values for the securities referred to above and considered all relevant factors in assessing whether the loss was other-than-temporary. Management does not intend to sell its fixed-maturity securities, and it is not more likely than not that fixed maturity and equity securities will be sold until there is a recovery of fair value to the original cost basis; which may be at maturity for the fixed income securities.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

Fixed-Maturity Investment—Time to Maturity

The following table shows the amortized cost and fair value of the fixed-maturity portfolio by contractual time to maturity at June 30, 2013:

	Tower		Reciprocal Exchanges		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair
($ in thousands)	Cost	Value	Cost	Value	Cost	Value
June 30, 2013
Remaining Time to Maturity
Less than one year	$38,967	$39,597	$3,996	$4,148	$42,963	$43,745
One to five years	614,572	626,489	41,860	43,790	656,432	670,279
Five to ten years	646,016	654,732	66,201	65,527	712,217	720,259
More than 10 years	301,473	310,890	62,131	62,685	363,604	373,575
Mortgage and asset-backed securities	379,624	404,062	74,567	77,625	454,191	481,687

Total, June 30, 2013	$1,980,652	$2,035,770	$248,755	$253,775	$2,229,407	$2,289,545

Other Invested Assets

The following table shows the composition of the other invested assets as of June 30, 2013:

June 30,
($ in thousands)	2013
Limited partnerships, equity method	$34,843
Real estate, amortized cost	7,645
Securities reported under the fair value option	30,250
Other	4,300

Total	$77,038

Securities reported under the fair value option include five securities for which the Company has elected the fair value option. This election was made to simplify the accounting for these instruments which contain embedded derivatives and other features.

The fair value of the limited partnerships in the table above approximates their carrying value under the equity method of accounting. The significant inputs used to determine fair value of these limited partnerships are considered Level 3 pursuant to the fair value hierarchy. See “Note 7 – Fair Value Measurements” below. As of June 30, 2013, the Company had future funding commitments of $47.0 million to these limited partnerships.

Note 5—Fair Value Measurements

GAAP establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded, including during periods of market disruption, and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available. The levels of the hierarchy are as follows:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets. Included are those equity securities that are traded on active exchanges, such as the NASDAQ Global Select Market.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs. Included are investments in U.S. Treasury and Agency securities and, together with municipal bonds, corporate debt securities, commercial mortgages, residential mortgage-backed securities and asset-backed securities. Additionally, interest-rate swap contracts utilize Level 2 inputs in deriving fair values.

Level 3 — Inputs to the valuation methodology are unobservable in the market for the asset or liability and are significant to the fair value measurement. Material assumptions and factors considered in pricing investment securities may include projected cash flows, collateral performance including delinquencies, defaults and recoveries, and any market clearing activity or liquidity circumstances in the security or similar securities that may have occurred since the prior pricing period.

The availability of observable inputs varies and is affected by a wide variety of factors. When the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment. The degree of judgment exercised by management in determining fair value is greatest for investments categorized as Level 3. For investments in this category, management considers prices and inputs that are current as of the measurement date. In periods of market dislocation, as characterized by current market conditions, the ability to observe stable prices and inputs may be reduced for many instruments. This condition could cause a security to be reclassified between levels.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

As at June 30, 2013, the Company’s financial instruments carried at fair value are allocated among levels as follows:

($ in thousands)	Level 1	Level 2	Level 3	Total
June 30, 2013
Fixed-maturity securities
U.S. Treasury securities	$—	$385,247	$—	$385,247
U.S. Agency securities	—	105,323	—	105,323
Municipal bonds	—	587,391	—	587,391
Corporate and other bonds	—	729,899	—	729,899
Commercial mortgage-backed securities	—	236,619	—	236,619
Residential mortgage-backed securities
Agency	—	165,060	—	165,060
Non-agency	—	39,612	—	39,612
Asset-backed securities	—	40,394	—	40,394

Total fixed-maturities	—	2,289,545	—	2,289,545
Equity securities	137,400	—	—	137,400
Short-term investments	—	13,379	—	13,379

Total investments at fair value	137,400	2,302,924	—	2,440,324
Other invested assets (1)	—	—	30,250	30,250
Other liabilities				—
Interest rate swap contracts	—	(6,830)	—	(6,830)
Debt and equity securities sold, not yet purchased	—	(25,570)	—	(25,570)

Total, June 30, 2013	$137,400	$2,270,524	$30,250	$2,438,174

Tower	$134,650	$2,016,748	$30,250	$2,181,648
Reciprocal Exchanges	2,750	253,776	—	256,526

Total, June 30, 2013	$137,400	$2,270,524	$30,250	$2,438,174

(1)	$30.3 million of the $77.0 million Other invested assets reported on the consolidated balance sheet at June 30, 2013 is reported at fair value. The remaining $46.7 million of Other invested assets is reported under the equity method of accounting or at amortized cost.

As of June 30, 2013, substantially all of the investment portfolio recorded at fair value was priced based upon quoted market prices or other observable inputs. For investments in active markets, the Company used the quoted market prices provided by the outside pricing services to determine fair value. In circumstances where quoted market prices were unavailable, the Company used fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables and other relevant inputs. When observable inputs were adjusted to reflect management’s best estimate of fair value, such fair value measurements are considered a lower level measurement in the GAAP fair value hierarchy.

The Company’s process to validate the market prices obtained from the outside pricing sources includes, but is not limited to, periodic evaluation of model pricing methodologies and analytical reviews of certain prices. The Company also periodically performs testing of the market to determine trading activity, or lack of trading activity, as well as market prices. Several securities sold during the quarter were “back-tested” (i.e., the sales price is compared to the previous month end reported market price to determine reasonableness of the reported market price). If management believes that the price provided from the pricing source is distressed, management will use a valuation method that reflects an orderly transaction between market participants, generally a discounted cash flow method that incorporates relevant interest rate, risk and liquidity factors.

The ability to observe stable prices and inputs may be reduced for highly-customized and illiquid instruments which had been the case for certain non-agency residential and commercial mortgage-backed securities and asset-backed securities in previous periods.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

Substantially all of the portfolio valuations at June 30, 2013, classified as Level 1 or Level 2 in the above table are priced by utilizing the services of several independent pricing services that provide the Company with a price quote for each security. There were no adjustments made to the prices obtained from the independent pricing sources and dealers on securities classified as Level 1 or Level 2.

In 2013, there were no transfers of investments between Level 1 and Level 2 or between Level 2 and Level 3.

The fair values of the interest rate swaps were derived using an industry standard swap valuation model with market based inputs for swaps having similar characteristics.

The fair values of the debt and equity securities sold, not yet purchased were derived using quoted prices for similar securities in active markets.

The Company holds five securities which are reported in other invested assets and have been classified as Level 3 of the fair value hierarchy. Management utilizes a discounted cash flow analysis to derive the fair values. For one security, which matures in 2015 and whose cash flows are supported by underlying short-term loans, the significant unobservable inputs include the underlying short-term loans’ probability of default and loss severity, and a discount for the security’s lack of marketability. Increases in the probability of default and loss severity assumptions (which generally move directionally with each other) would have the effect of decreasing the fair value of this security. The Company obtains credit ratings on the underlying short-term loans quarterly and considers these ratings when updating its assumptions. A second security is an equity instrument which entitles the Company to residual interests of a finite life special purpose vehicle. The significant unobservable inputs include the estimated losses to be incurred by the vehicle and the equity instrument’s lack of marketability. The Company obtains quarterly financial data from the vehicle and evaluates the estimated incurred loss figure. An increase in the vehicle’s estimated incurred losses would have the effect of decreasing the instrument’s fair value. The remaining three securities are preferred equity interests in limited partnerships that invest in leisure hotels. The preferred interests pay a stated quarterly dividend with residual equity incentives payable after the General Partner’s minimum return thresholds are met. The significant unobservable inputs include the market discount rate and the instruments’ lack of marketability. The three preferred equity interest investments closed in the latter part of June 2013, and were therefore carried at their original cost as of June 30, 2013.

Management is responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions. Management has reviewed the pricing techniques and methodologies of the independent pricing sources and believes that their policies adequately consider market activity, either based on specific transactions for the issue valued or based on modeling of securities with similar credit quality, duration, yield and structure that were recently traded. Management monitors security-specific valuation trends and discusses material changes or the absence of expected changes with the portfolio managers to understand the underlying factors and inputs and to validate the reasonableness of pricing. Management also back-tests the prices on numerous sales of securities during the year to validate the previous pricing provided as well as utilizes other pricing sources to validate the pricing provided by the Company’s primary provider of the majority of the non-U.S. Treasury securities and non-agency securities included in Level 2.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

Note 6—Debt

(See also Note 1 for additional information)

The Company’s borrowings consisted of the following at June 30, 2013:

	June 30, 2013
	Carrying	Fair
($ in thousands)	Value	Value
Credit facility	$70,000	$70,000
Convertible senior notes	146,166	158,243
Subordinated debentures	235,058	240,010

Total	$451,224	$468,253

The fair value of the convertible senior notes is determined utilizing recent transaction prices for these securities between third-party market participants. The fair value of the subordinated debentures is based on discounted cash flow analysis. The significant inputs used for fair value are considered Level 2 in the fair value hierarchy.

Subordinated Debentures

The Company and its wholly-owned subsidiaries have issued trust preferred securities through wholly-owned Delaware statutory business trusts. The trusts use the proceeds of the sale of the trust preferred securities and common securities that the Company acquired from the trusts to purchase junior subordinated debentures from the Company with terms that match the terms of the trust preferred securities. Interest on the junior subordinated debentures and the trust preferred securities is payable quarterly. In some cases, the interest rate is fixed for an initial period of five years after issuance and then floats with changes in the London Interbank Offered Rate (“LIBOR”) and in other cases the interest rate floats with LIBOR without any initial fixed-rate period. As of June 30, 2013, The Company had outstanding par of $235.1 million relating to the subordinated debentures.

Interest Rate Swaps

In October 2010, the Company entered into interest rate swap contracts (the “Swaps”) with $190 million notional value to manage interest costs and cash flows associated with the floating rate subordinated debentures. The Swaps have terms of five years. The Swaps convert the subordinated debentures to rates ranging from 5.1% to 5.9%. As of June 30, 2013, the Swaps had a fair value of $6.8 million in a liability position and are reported in Other Liabilities.

The Company has designated and accounts for the Swaps as cash flow hedges. The Swaps are considered to have no ineffectiveness and changes in their fair values are recorded in accumulated other comprehensive income (“AOCI”), net of tax. As of June 30, 2013, the Company had collateral on deposit with the counterparty amounting to $6.9 million pursuant to a Credit Support Annex.

Credit Facility

On April 3, 2013, an increase in borrowing capacity up to $220 million became effective pursuant to the second amendment to the credit agreement and consent by and between TGI and Bank of America, N.A., as administrative agent for the lenders party to the credit agreement, dated as of November 26, 2012, and the limited waiver and amendment agreement, dated as of March 3, 2013. The increase in the Credit Facility was negotiated in the event that holders of the convertible senior notes put their bonds to Tower as a result of the Merger Transaction. This put option expired on April 26, 2013. This second amendment and consent also (i) had TGIL as the ultimate parent, guarantee all obligations under the credit facility and (ii) addressed the change in control covenant, which was triggered upon completion of the Merger Transaction. The maturity date and borrowing fees were not changed in this amendment.

The credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, dividends and the sale of assets, and requirements to maintain certain consolidated net worth, debt to capitalization ratios, minimum risk-based capital and minimum statutory surplus. The credit facility also provides for customary events of default, including failure to pay principal when due, failure to pay interest or fees within three days after becoming due, failure to comply with covenants, any representation or warranty made by TGI or the Company as a guarantor being false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the TGI or the Company as guarantor and its material subsidiaries, the occurrence of certain material judgments, or a change in control of the Company, and upon an event of default, the administrative agent (subject to the consent of the requisite percentage of the lenders) may immediately terminate the obligations to make loans and to issue letters of credit, declare the Company’s obligations under the credit facility to become immediately due and payable, and require the Company to deposit in a collateral account cash collateral with a value equal to the then outstanding amount of the aggregate face amount of any outstanding letters of credit. The Company was in compliance with or obtained waivers for all covenants under the credit facility at June 30, 2013.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

The Company had $70.0 million outstanding as of June 30, 2013. The weighted average interest rate on the amount outstanding as of June 30, 2013 was 1.94%.

On October 11, 2013, the Company amended its credit facility to reduce its capacity from $220 million to $70 million and the maturity date was changed to May 30, 2014. In addition, the Company agreed to several restrictions under the credit facility, including:

•	To not enter into any new borrowings under the credit facility;

•	To pledge to the lending banks any proceeds of new capital raises by TGI or TGIL until such time as the credit facility is paid in full;

•	To pledge to the lending banks proceeds from any sales of assets occurring at TGI; and

•	To submit to regulatory authorities, as appropriate, a request for approval to pledge the capital stock of the U.S. based and Bermuda based insurance subsidiaries.

In addition, the following financial covenants are included in the credit facility:

•	Minimum Consolidated Net Worth is the greater of $553,400,000 or 90 % of Consolidated Net Worth as of June 30, 2013; this covenant increases by 90% of any new capital plus 50% of Net Income above $20,000,000;

•	Debt to capitalization ratio limit of 46%;

•	Minimum risk based capital ratio of 175% at December 31, 2013 for Tower Insurance Company of New York and any other insurance subsidiary that exceeds 10% of the consolidated statutory surplus of all insurances subsidiaries;

•	Bermuda enhanced minimum capital requirement of 150% for CastlePoint Re at December 31, 2013 and 110% for TRL;

•	Minimum statutory surplus for all insurance companies of the greater of $419,000,000 or 85% of Combined Surplus at June 30, 2013; and

•	Auditor’s annual report shall not be subject to any “going concern” or like qualification or exception.

The credit facility matures on May 30, 2014, at which point any unpaid balance becomes due. See “Note 1- Nature of Business Liquidity” for discussion on settlement of this obligation on maturity.

Convertible Senior Notes

In September 2010, the Company issued $150.0 million principal amount of 5.0% convertible senior notes (“the Notes”), which mature on September 15, 2014. See “Note 1- Nature of Business Liquidity” for discussion on settlement of this obligation on maturity. Interest on the Notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2011. The original terms of the Notes allowed Holders to convert their Notes into cash or common shares, at the Company’s option, at any time on or after March 15, 2014 or earlier under certain circumstances determined by: (i) the market price of the Company’s stock, (ii) the trading price of the Notes, or (iii) the occurrence of specified corporate transactions. Upon conversion, the Company intends to settle its obligation either entirely or partially in cash. Upon completion of the merger, the change in control provision of the Indenture was triggered and the Holders were allowed, at their option, to convert their notes into cash or common shares of Tower Group International, Limited. As required by the terms of the Indenture, the Company filed a Fundamental Company Change Notice (“Change Notice”) to the Holders on March 23, 2013. The Change Notice provided Holders the option to convert the Notes into cash or common shares up to and including April 26, 2013. There were no bonds tendered or converted as a result of the Change Notice filing.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

The adjusted conversion rate at June 30, 2013 is 42.3690 shares of common stock per $1,000 principal amount of the Notes (equivalent to a conversion price of $23.60 per share), subject to further adjustment upon the occurrence of certain events, including the following: if Tower issues shares of common stock as a dividend or distribution on shares of the common stock , or if Tower effects a share split or share combination; if Tower issues to all or substantially all holders of common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the common stock at a price per share that is less than the average of the last reported sales price of the common stock for the ten consecutive trading day period ending on the date of announcement of such issuance; if Tower distributes shares of its capital stock, other indebtedness, other assets or property of Tower or rights, options or warrants to acquire capital stock or other securities of Tower, to all or substantially all holders of capital stock; if any cash dividend or distribution is made to all or substantially all holders of the common stock, other than a regular quarterly cash dividend that does not exceed $0.110 per share; if Tower makes a payment in respect of a tender offer or exchange offer for common stock, and the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of the common stock on the trading day next succeeding the last day on which the tenders or exchange may be made.

As a result of the Merger Transaction, it was determined that a fundamental change occurred that would permit the debt holders to tender their bonds to the Company at par plus any accrued and unpaid interest or to convert such debt. Notice of the fundamental change was sent to the debt holders on March 22, 2013, and such notice permitted the debt holders to redeem or convert the securities until April 26, 2013. There were no bonds tendered or converted as a result of the fundamental change.

The proceeds from the issuance of the Notes were allocated to the liability component and the embedded conversion option, or equity component. The equity component was reported as an adjustment to paid-in-capital, net of tax, and is reflected as an original issue discount (“OID”). After considering the contractual interest payments and amortization of the original issue discount, the Notes’ effective interest rate is 7.2%. Transaction costs of $0.4 million associated with the equity component were netted with the equity component in paid-in-capital. The following table shows the amounts recorded for the Notes as of June 30, 2013:

June 30,
($ in thousands)	2013
Liability component
Outstanding principal	$150,000
Unamortized OID	(3,834)

Liability component	146,166

Equity component, net of tax	$7,469

To the extent the market value per share of the Company’s common stock exceeds the conversion price, the Company will use the “treasury stock” method in calculating the dilutive effect on earnings per share.

Note 7—Income Taxes

Under current Bermuda Law the Company is not required to pay any taxes on Bermuda based income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that in the event of such taxes being imposed, the Company will be exempted from taxation until the year 2035 pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company’s United States-based subsidiaries are subject to federal, state and local taxes, as applicable, on income and capital gains earned by those subsidiaries.

The Company and TRL, its Bermuda reinsurance subsidiary, are deemed to have permanent establishments in Bermuda. The Bermuda companies have not and do not expect to conduct business that is through a permanent establishment in the U.S. All transactions between Tower’s U.S.-based subsidiaries and the Bermuda companies are subject to transfer pricing rules. The Company has executed certain reinsurance treaties and service agreements between its U.S.-based subsidiaries and TRL and management believes these arrangements to be conducted at current market rates and in accordance with transfer pricing rules.

Tower Group International, Ltd.

Notes to June 30, 2013 Consolidated Balance Sheet (Unaudited)

At June 30, 2013, a full valuation allowance was recorded against Tower’s deferred tax assets. Management concluded that a full valuation allowance was required for Tower’s U.S. taxed subsidiaries after its consideration of the cumulative three-year pre-tax loss in its U.S. taxed subsidiaries. Management believes that the negative evidence associated with the realizability of its net deferred tax asset, including the cumulative three-year pre-tax loss, the prior year adverse reserve development recorded in 2012 and 2013, and the effects of Hurricane Irene in 2011 and Superstorm Sandy in 2012 outweighed the positive evidence that the deferred tax assets, including the net operating loss carryforward, would be realized, and recorded the full valuation allowance.

Note 8—Contingencies

Legal Proceedings

On August 20, 2013, Robert P. Lang, a purported shareholder of Tower Group International, Ltd. (“Tower”), filed a purported class action complaint (the “Lang Complaint”) against Tower and certain of its officers in the United States District Court for the Southern District of New York. The Lang Complaint alleges that Tower and certain of its officers violated federal securities laws and seeks unspecified damages. On September 3, 2013, a second purported shareholder class action complaint was filed by Dennis Feighay, another purported Tower shareholder, containing similar allegations to those set forth in the Lang Complaint (the “Feighay Complaint”). On October 4, 2013, a third complaint was filed by Sanju Sharma (the “Sharma Complaint”). The Sharma Complaint names as defendants Tower and certain of its officers, and purports to be asserted on behalf of a plaintiff class who purchased Tower stock between May 10, 2011 and September 17, 2013. On October 18, 2013, an amended complaint was filed in the Sharma Complaint (the “Sharma Amended Complaint”). The Sharma Amended Complaint alleges additional false and misleading statements, and purports to be asserted on behalf of a plaintiff class who purchased Tower stock between March 1, 2011 and October 7, 2013. On October 21, 2013, a number of motions were filed seeking to consolidate the shareholder class actions into one matter and for appointment of a lead plaintiff. The Company believes that it is not probable that the Lang and Feighay Complaints and the Sharma Amended Complaint will result in a loss, and that the amount of any loss cannot reasonably be estimated.

On October 18, 2013, Cinium Financial Services Corporation (“Cinium”) and certain other affiliated parties (collectively, “Plaintiffs”) filed a complaint against, among others, Tower, CastlePoint Insurance Company (“CastlePoint”), an indirect wholly owned subsidiary of Tower, and certain officers of Tower (the “Cinium Complaint”) in New York State Supreme Court. CastlePoint is a party to a Securityholders’ Agreement, dated as of June 14, 2012 (the “Securityholders’ Agreement”), among certain parties including Plaintiffs, and is also the holder of a senior note issued by Cinium dated May 15, 2012 that is convertible into shares of Cinium common stock (the “Senior Note”). Plaintiffs seek, among other things, (i) a declaratory judgment that CastlePoint has no right to exercise any control over Cinium under the Securityholders’ Agreement or to convert the Senior Note without prior regulatory approval; (ii) rescission of the Senior Note and Securityholders’ Agreement based on alleged fraudulent misrepresentations by Tower at the time these agreements were entered into; and (iii) damages of $150 million for alleged breach of fiduciary duties to Cinium and its shareholders by certain directors. The Company believes that it is not probable the Cinium Complaint will result in a loss, and that the amount of any loss cannot reasonably be estimated.

From time to time, the Company is involved in other various legal proceedings in the ordinary course of business. The Company does not believe that the resolution of any currently pending legal proceedings, either individually or taken as a whole, will have a material adverse effect on its business, results of operations or financial condition.

Note 9—Subsequent Events

Miscellaneous

On August 19, 2013, Tower announced it terminated its previously announced agreement to acquire American Safety Reinsurance, Ltd., the Bermuda-based reinsurance subsidiary of American Safety Insurance Holdings, Ltd., from Fairfax Financial Holdings Limited. Tower received $5 million in exchange for the termination of such agreement.

In August 2013, management has begun to reorganize the way in which it will manage the business for operating decisions and assessing profitability. This reorganization is attributed to events occurring subsequent to the second quarter of 2013. As a result, the Company will reassess its segment reporting for the third quarter 2013 financial reporting purposes.

On October 11, 2013, the Company amended its Credit Facility to reduce its capacity from $220 million to $70 million and change its maturity date to May 30, 2014.

Reinsurance Agreements

On October 1, 2013, Tower announced that it entered into agreements with three reinsurers, Arch Reinsurance Ltd. (“Arch”), Hannover Re (Ireland) Plc. (“Hannover”) and Southport Re (Cayman), Ltd. (“Southport Re”). These agreements provided for surplus enhancement and improved certain financial leverage ratios, while increasing the Company’s financial flexibility. The agreements with Arch and Hannover each consists of one reinsurance agreement while the arrangement with Southport Re consists of several reinsurance agreements. Each of these is described below.

The first agreement was between TICNY on its behalf and on behalf of each of its pool participants and Arch. Under this multi-line quota share agreement, TICNY will cede 17.5% on a quota share of certain brokerage commercial automobile liability, brokerage commercial multi-peril property, brokerage commercial multi-peril liability and brokerage other liability (mono line liability) businesses. The agreement covers losses occurring on or after July 1, 2013 for policies in-force as at June 30, 2013 and policies written or renewed from July 1, 2013 to December 31, 2013. The agreement has a special termination clause whereby either party may terminate the agreement upon the occurrence of certain circumstances, including an A.M. Best financial strength rating downgrade to below A-. As noted below, A.M. Best downgraded Tower’s financial strength rating to B++. Neither party has provided written notice to terminate the agreement.

The second agreement was between TICNY, on its behalf and on behalf of each of its pool participants, and Hannover. Under this multi-line quota share agreement, TICNY will cede 14% on a quota share of certain brokerage commercial automobile liability, brokerage commercial multi-peril property, brokerage commercial multi-peril liability, brokerage other liability (mono line liability) and brokerage workers’ compensation businesses. The agreement covers losses occurring on or after July 1, 2013 for policies in-force as at June 30, 2013 and policies written or renewed from July 1, 2013 to December 31, 2013. The agreement has a special termination clause whereby either party may terminate the agreement upon the occurrence of certain circumstances, including an A.M. Best financial strength rating downgrade to below A-. As noted below, A.M. Best downgraded Tower’s financial strength rating to B++. Neither party has provided written notice to terminate the agreement.

The third reinsurance arrangement with Southport Re consisted of two separate reinsurance agreements with TICNY, on its behalf and on behalf of each of its pool participants, and a third reinsurance agreement with Tower Reinsurance, Ltd. (“TRL”). Under the first of the agreements with TICNY, TICNY ceded to Southport Re a 30% quota share of its workers’ compensation and employer’s liability business. The agreement covers losses occurring on or after July 1, 2013 for policies in force at June 30, 2013 and policies written or renewed during the term of the agreement. Under the second of these agreements with TICNY, an aggregate excess of loss agreement, Southport Re assumed a portion of the losses incurred by TICNY on its workers’ compensation and employer’s liability business between January 1, 2011 and May 31, 2013, but paid by TICNY on or after June 1, 2013. Finally, TRL, a wholly-owned Bermuda-domiciled reinsurance subsidiary of Tower, also entered into an aggregate excess of loss agreement with Southport Re, in which Southport Re assumed a portion of the losses incurred by TRL on its assumed workers’ compensation and employer’s liability business between January 1, 2011 and May 31, 2013, but paid by TRL on or after June 1, 2013. The agreement has a special termination clause whereby either party may terminate the agreement upon the occurrence of certain circumstances, including an A.M. Best financial strength rating downgrade to below A-. As noted below, A.M. Best downgraded Tower’s financial strength rating to B++. Neither party has provided written notice to terminate the agreement.

A.M. Best, Fitch and Demotech Downgrade the Company’s Financial Strength and Issuer Credit Ratings

On October 7, 2013, Fitch downgraded Tower’s Issuer Default Rating from “BBB” to “B” and Tower’s insurance subsidiaries’ Insurer Financial Strength ratings from “A-” to “BB”. The ratings will continue to remain on negative watch until Tower’s exploration of strategic alternatives.

On October 8, 2013, A.M. Best, lowered Tower’s issuer credit, as well as its financial strength ratings, from “A-” (Excellent) to “B++” (Good). The ratings remain under review with negative implications pending further discussions between A.M. Best and Tower’s management.

On October 7, 2013, Demotech lowered its rating on TICNY and three other U.S. based insurance subsidiaries (Kodiak Insurance Company, Massachusetts Homeland Insurance Company and York Insurance Company of Maine) from A’ (A prime) to A (A exceptional). In addition, Demotech removed its previous A’ (A prime) rating on six other U.S. based insurance subsidiaries (CastlePoint Florida Insurance Company, CastlePoint Insurance Company, CastlePoint National Insurance Company, Hermitage Insurance Company, North East Insurance Company and Preserver Insurance Company). Demotech also affirmed its A ratings on Adirondack Insurance Exchange, New Jersey Skylands Insurance Exchange, New Jersey Skylands Insurance Company and Mountain Valley Indemnity Company.

Management expects these rating actions to result in a decrease in the amount of premiums the Company is able to write in its Commercial Insurance segment and its Specialty Insurance and Reinsurance segment. The net written premiums in the Commercial Insurance segment were $169.1 million and $343.6 million for the three and six months ended June 30, 2013. The net written premiums in the Specialty Insurance and Reinsurance segment were $103.7 million and $306.6 million for the three and six months ended June 30, 2013. Business written through program underwriting agents and assumed reinsurance generally requires an A.M. Best rating of A- or greater. The Company is currently unable to make an estimate of the financial effect to the Company as a result of the A.M. Best, Fitch and Demotech downgrades.